Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

THIRD QUARTER 2005 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—November 1, 2005—PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced its results for the quarter ended September 30, 2005.

Business Performance Highlights:

•	New Initiatives Continue Strong Sequential Growth

•	115,000 DSL Customers in Australia (up 21%)

•	100,000 VOIP/Lingo Customers (up 18%)

•	73,000 Local Lines in Canada (up 22%)

•	Revenue and Adjusted EBITDA Stable Over Prior Quarter

•	$293 Million Net Revenue

•	$33 Million Loss From Operations

•	$2 Million Adjusted EBITDA (Including $1 Million in Severance Charges)

PRIMUS reported third quarter 2005 net revenue of $293 million, flat compared to the prior quarter, and down from $334 million in the third quarter 2004. The Company reported a net loss for the quarter of ($51) million compared to net income of $16 million in the third quarter 2004. As a result, the Company reported basic and diluted loss per common share of ($0.51) in the third quarter 2005, as compared to basic and diluted income per common share of $0.18 and $0.16, respectively, in the year-ago quarter.

“Progress in the third quarter was encouraging and in our view provides preliminary validation of our strategy announced in 2004 to invest in transforming PRIMUS into a fully integrated service provider of voice, broadband, voice-over-Internet protocol (VOIP), wireless and data services. Revenue from the new initiatives grew to $26 million in the third quarter, an increase of 31% over the prior quarter. In light of this strong sequential revenue growth from the new initiatives, together with the operating performance highlighted below, PRIMUS now expects its fourth quarter 2005 revenue run rate from the new initiatives to exceed comfortably the previously announced goal of a $100 million annual run rate,” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS.

“With most of the planned new products successfully launched and gaining traction, and with our cost reduction initiatives taking hold, PRIMUS expects substantial quarterly improvement in Adjusted EBITDA in the fourth quarter of 2005,” Mr. Singh stated. “The improved operational performance, continued cost reduction efforts, and our ability to moderate capital expenditures, combined with potential financing alternatives and/or interest expense savings, should allow us to meet our cash needs in 2006.”

PRIMUS management has embarked on a four-pronged Action Plan to achieve our financial objectives for 2006:

•	To drive revenue growth in its broadband, local and VOIP initiatives while concentrating available resources for optimum effectiveness;

•	To enhance margins on new initiatives by (1) increasing scale; (2) adding broadband network infrastructure in high density locations; and (3) migrating customers on-net;

•	To drive overhead costs down through aggressive cost management programs; and

•	To strengthen our balance sheet through potential delevering and equity capital infusion on a prudent and opportunistic basis.

Sequential Progress:

•	In Canada, during the third quarter, revenue growth from the local, wireless and VOIP products exceeded the revenue decline from long distance services representing a key milestone for the Company’s Canadian operations. In fact, Canada posted record net revenues of $67 million in the third quarter. These results were partially driven by improvements in the competitive environment, as evidenced by competitors retracting low rate offers for long distance service. As a result, our Canadian operations experienced a lower than expected rate of decline as compared to prior quarters in its residential long distance revenue. The Canadian residential local telephone offering has grown to approximately 73,000 lines in service (up 22%), despite new line installation delays resulting from labor disruption experienced by Telus and Bell Canada. Approximately 90% of the new local Canadian customers add a bundled long distance offering with average monthly revenue of approximately CAN$40.

•	In Australia, PRIMUS now has over 115,000 digital subscriber line (DSL) customers (up 21%) and is on target to exceed its previously stated goal of 120,000 DSL customers by the end of 2005. Most new Australian broadband customers sign a two-year contract and approximately 70% of them also take a bundled local and long distance voice package. Australian residential customers taking a bundled broadband solution generate over AUS$90 per month in revenue. The build-out of the first phase of the Company’s Australian DSL infrastructure is on track with 134 nodes installed and 21 other installations in progress. Migration of existing resale local and broadband customers to the PRIMUS Australian network has now reached approximately 40,000 services on net.

•	Retail VOIP services, led by the well-recognized LINGO brand, have grown to approximately 100,000 customers (up 18%), over 78,000 of which are from the United States operations of LINGO. During the third quarter 2005, the Company moderated its investment in operations in LINGO to approximately $5 million, as compared to $8 million in the prior quarter. Revenue from LINGO customers reached $7 million during the third quarter (16% growth from prior quarter).

It should be recognized that customer growth in broadband, wireless, VOIP and local initiatives increases near-term pressure on profitability and cash flow due to migration and installation charges (also known as PIC fees) imposed by the incumbent carriers. Reflecting increased customer growth in the third quarter 2005, the Company incurred $5 million in such fees as compared to $2 million in the second quarter 2005. Going forward, the relative impact of such fees should lessen as the rate of new customer additions comprises a lower percentage of the growing installed customer base.

The third prong of the Action Plan is to reduce costs to offset partially the decline in core long distance voice and dial-up ISP revenues. Over the course of the second and third quarters, the Company has successfully implemented numerous cost reductions, resulting in a decline in selling, general and administrative (SG&A) expense levels from $106 million in the first quarter 2005 to $93 million in the third quarter 2005. Cost reduction actions completed late in the third quarter and expected actions to be taken in the fourth quarter should further reduce SG&A expense in the fourth quarter.

“We believe that progress to date in transforming PRIMUS and growing our broadband, local, and VOIP businesses has enhanced the competitive positioning and the franchise values of our major operating subsidiaries in Australia and Canada,” Singh stated. “We now plan to add enterprise VOIP services to our United States and European businesses in order to expand the service portfolio from a mostly long distance business today to a bundled long distance, enterprise VOIP, residential VOIP, and wireless services portfolio,” stated Singh.

Third Quarter 2005 Financial Results

Third quarter 2005 revenue was $293 million, flat compared to the prior quarter and down from $334 million in the third quarter 2004. “On a sequential quarterly basis, prepaid services revenue increased $10 million as we have expanded into new markets, and revenue from our new product initiatives increased $6 million. These sequential revenue increases were offset by a $9 million decline in high-margin retail long distance and dial-up ISP revenues, a decline of $5 million in low-margin wholesale voice revenue and a decline of $2 million as a result of a strengthening United States dollar,” stated Thomas R. Kloster, PRIMUS Chief Financial Officer.

Net revenue from data/Internet and VOIP services remained stable from the prior quarter at $70 million but reached a record high of 24% of total net revenue for the quarter, and was up 11% from the third quarter 2004, despite the anticipated decline in the dial-up ISP revenues. Geographic revenue mix changed slightly with 17% coming from the United States, 23% from Canada, 30% from Europe and 30% from Asia-Pacific. The mix of net revenue was 81% retail (56% residential and 25% business) and 19% carrier.

SG&A expense for the third quarter 2005 was $93 million (31.9% of net revenue), down from $99 million (33.6% of net revenue) in the prior quarter and down from $100 million (30.0% of net revenue) for the third quarter 2004. The sequential decline in SG&A expense was driven largely by lower salaries and benefit costs as a result of a reduction in headcount, lower professional fees, travel costs and general and administrative expenses. The third quarter SG&A expense includes $1 million of severance expense and does not reflect a complete quarterly benefit of cost reduction actions which were implemented in the latter part of the third quarter. The sequential decline in SG&A includes a $3 million sequential increase in commission expense as a result of the growth experienced in prepaid services revenue.

Loss from operations was ($33) million in the third quarter 2005 (including a $13 million asset impairment write-down and $1 million in severance expense), versus a loss of ($24) million in the prior quarter (including a $3 million write-down of European prepaid receivables and card stock inventory, a $1 million asset impairment write-down and $2 million in severance expense) and $6 million of income from operations in the year-ago quarter.

Adjusted EBITDA, as calculated in the attached schedules, was a positive $2 million for the third quarter 2005 versus a loss of $2 million in the prior quarter and a positive $29 million in the third quarter 2004. The $4 million sequential quarterly improvement in Adjusted EBITDA is mainly due to $5 million of lower SG&A expense and the $3 million write-down in the prior quarter of the European prepaid receivables and card stock inventory. These improvements were offset by an increase of $3 million in network transfer fees (also known as PIC fees) primarily related to new customer growth in the Australian and Canadian local and DSL customer bases and from migration of Australian customers onto our Australian network.

Interest expense for the third quarter 2005 was $14 million, similar to the prior quarter and $2 million higher than in the third quarter 2004.

Net loss for the quarter was ($51) million (including a $13 million asset impairment write-down, a $4 million loss on early debt extinguishment, a $2 million gain from foreign currency transactions and $1 million in severance expense) compared to a net loss of ($44) million (including a $3 million net loss from foreign currency transactions, a $3 million write-down of European prepaid card receivables and card stock inventory, a $2 million loss on early debt extinguishment, a $1 million asset impairment write-down and $2 million in severance expense) in the second quarter 2005 and net income of $16 million (including a $10 million net gain from foreign currency transactions and a $3 million gain on early debt extinguishment) in the third quarter 2004.

Adjusted Net Income (Loss), as calculated in the attached schedules, for the third quarter 2005 was a loss of ($36) million, as compared to a loss of ($39) million in the prior quarter and income of $4 million for the year-ago quarter.

Adjusted Diluted Income (Loss) Per Common Share, as calculated in the attached schedules, was a loss of ($0.36) for the third quarter 2005, compared to Adjusted Diluted Loss Per Common Share of ($0.43) for the second quarter 2005 and Adjusted Diluted Income Per Common Share of $0.04 in the year-ago quarter.

Liquidity and Capital Resources

PRIMUS ended the third quarter 2005 with a cash balance of $80 million, including $11 million of restricted funds. During the quarter, $21 million in cash was used in operating activities. Capital expenditures for the quarter were $12 million and Free Cash Flow, as calculated in the attached schedules, was negative ($33) million.

PRIMUS’s long-term debt obligations as of September 30, 2005 were $642 million, down $4 million from June 30, 2005. This reduction includes exchanges of $12 million principal amount of the Company’s 5.75% convertible subordinated debentures due February 15, 2007 for 7.0 million shares of common stock of the Company, and scheduled principal amortization of $5 million. This decrease was offset in part by an initial $13 million (CAN$15 million) borrowing by Primus’s Canadian subsidiary under our existing CAN$42 million loan agreement with a Canadian financial institution.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events described as “forward-looking statements” in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and new product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means to the extent permitted by existing covenants.

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The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss third quarter 2005 results on November 1, 2005, at 5:00 PM Eastern. Participants should dial 866-802-4355 (domestic) or 703-639-1323 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 250 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning the 2005 revenue levels (including the timing of and effects of contribution from new initiatives), VOIP, wireless, broadband and wireline growth prospects, rates of decline in core long distance voice and dial-up ISP businesses, strategies, investment requirements, margins, future Adjusted EBITDA and cash flow and cash sufficiency levels, financing/delevering plans, the timing, extent and effectiveness of cost reduction programs, future results, the telecommunications market environment, income tax expense, cash flow, the effectiveness and profitability of planned future service offerings, selling, general and administrative expense, capital expenditures (including the DSL network deployment in Australia), working capital, changes in competitive circumstances and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; our failure to reestablish prepaid service revenue; broadband, Internet, VOIP, local, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless or broadband services; changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; risks associated with our limited DSL, Internet, VOIP, local, wireless and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; adverse outcomes of outstanding litigation matters; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on November 1, 2005, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
NET REVENUE	$293,149	$334,324	$900,230	$1,013,962

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	197,732	204,781	596,358	613,473
Selling, general and administrative	93,375	100,438	297,576	290,162
Depreciation and amortization	22,148	22,730	66,880	69,377
Loss on sale of assets	14	23	14	1,896
Asset impairment write-down	12,772	—	13,350	—

Total operating expenses	326,041	327,972	974,178	974,908

INCOME (LOSS) FROM OPERATIONS	(32,892)	6,352	(73,948)	39,054

INTEREST EXPENSE	(13,552)	(11,206)	(39,575)	(37,864)
EQUITY INVESTMENT GAIN (LOSS)	—	115	(249)	81
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(4,160)	2,914	(5,865)	(10,982)
INTEREST AND OTHER INCOME	838	9,749	2,422	11,071
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	1,975	9,694	(4,411)	(6,103)

INCOME (LOSS) BEFORE INCOME TAXES	(47,791)	17,618	(121,626)	(4,743)
INCOME TAX EXPENSE	(2,856)	(1,465)	(7,837)	(4,045)

NET INCOME (LOSS)	$(50,647)	$16,153	$(129,463)	$(8,788)

INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.51)	$0.18	$(1.39)	$(0.10)

Diluted	$(0.51)	$0.16	$(1.39)	$(0.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	98,640	89,837	93,035	89,408

Diluted	98,640	105,539	93,035	89,408

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

September 30, 2005
Cash and cash equivalents	$68,595
Accounts receivable, net	155,435
Other current assets	31,071

TOTAL CURRENT ASSETS	255,101

Restricted cash	11,382
Property and equipment, net	295,534
Intangible assets, net	101,664
Other assets	31,240

TOTAL ASSETS	$694,921

Accounts payable	$101,427
Accrued interconnection costs	72,515
Accrued expenses and other current liabilities	68,061
Accrued income taxes	20,404
Accrued interest	9,444
Current portion of long-term obligations	15,961

TOTAL CURRENT LIABILITIES	287,812

Non-current portion of long-term obligations	626,117
Other liabilities	1,336

TOTAL LIABILITIES	915,265

Stockholders’ deficit	(220,344)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$694,921

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004
NET INCOME (LOSS)	$(50,647)	$(44,189)	$16,153
Add:
Depreciation and amortization	22,148	21,769	22,730
Loss on sale of fixed assets	14	—	23
Asset impairment write-down	12,772	578	—
Interest expense	13,552	13,581	11,206
Equity investment (gain) loss	—	(32)	(115)
(Gain) loss on early extinguishment of debt	4,160	1,705	(2,914)
Income tax expense	2,856	2,509	1,465
Foreign currency transaction (gain) loss	(1,975)	3,251	(9,694)
Less:
Interest and other income	(838)	(1,008)	(9,749)

ADJUSTED EBITDA	$2,042	$(1,836)	$29,105

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED LOSS PER COMMON SHARE TO

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004
NET INCOME (LOSS)	$(50,647)	$(44,189)	$16,153
Add:
Loss on sale of fixed assets	14	—	23
Asset impairment write-down	12,772	578	—
(Gain) loss on early extinguishment of debt	4,160	1,705	(2,914)
Foreign currency transaction (gain) loss	(1,975)	3,251	(9,694)

ADJUSTED NET INCOME (LOSS)	$(35,676)	$(38,655)	$3,568

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	98,640	90,311	89,837
In-the-money options exercisable under stock option compensation plans	—	—	1,544

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	98,640	90,311	91,381

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE	$(0.36)	$(0.43)	$0.04

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(20,831)	$(2,261)	$17,713
Net cash used in purchase of property and equipment	(12,325)	(15,963)	(8,802)

FREE CASH FLOW	$(33,156)	$(18,224)	$8,911